EXHIBIT 10.42

NINTH AMENDMENT TO THE
PIONEER NATURAL RESOURCES USA, INC.
401(k) AND MATCHING PLAN
(Amended and Restated Effective as of January 1, 2013)

THIS NINTH AMENDMENT is made and entered into by Pioneer Natural Resources USA, Inc. (the “Company”):
WITNESSETH:
WHEREAS, the Company maintains the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan (the “Plan”);
WHEREAS, pursuant to Section 8.3 of the Plan, the Benefit Plan Design Committee (the “Committee”) of the Company maintains the authority to amend the Plan at any time; and
WHEREAS, the Committee desires to amend the Plan to provide for full and immediate vesting in any employer-derived benefits accrued under the Plan for certain employees who are involuntarily terminated in connection with the closing or restructuring of certain offices.
NOW THEREFORE, the Plan is hereby amended as follows.
1.    Section 5.3(o) is hereby added to the Plan as follows:
(n)    Any provision of this Plan to the contrary notwithstanding, the amounts credited to the Employer Account of a Participant who is specifically designated by the Vice President and Chief Human Resources Officer of the Company as being involuntarily terminated in connection with the closing on or about December 1, 2017 of the Colorado Springs plant shall become fully vested and nonforfeitable on the date of such involuntary termination.
NOW, THEREFORE, be it further provided that except as provided above, the Plan shall continue to read in its current state.
IN WITNESS WHEREOF, the Company has executed this Ninth Amendment this 10th day of November, 2017 to be effective as specified above.

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ Teresa A. Fairbrook
Name: Teresa A. Fairbrook
Title: Vice President and Chief Human Resources Officer

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